UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2008
Idera Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

167 Sidney Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
2008 Stock Incentive Plan
     On March 18, 2008, the Board of Directors of Idera Pharmaceuticals, Inc. (the “Company”) adopted, subject to stockholder approval, the 2008 Stock Incentive Plan (the “2008 Plan”). On June 4, 2008, at the 2008 Annual Meeting of Stockholders of the Company, the Company’s stockholders approved the 2008 Plan.
     Under the 2008 Plan, the Company may issue up to 3,700,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events), $0.001 par value per share, to employees, officers, directors, consultants and advisors of the Company. Award grants under the 2008 Plan may be made in the form of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and certain other stock-based awards. The 2008 Plan will be administered by the Board of Directors of the Company or a committee thereof.
     Additional information regarding the 2008 Plan can be found on pages 14 through 19 of the Company’s Definitive Proxy Statement filed on Schedule 14A with the Securities and Exchange Commission on April 28, 2008 (File No. 001-31918)(the “Proxy Statement”), under the heading “Proposal Three – Approval of our 2008 Stock Incentive Plan” and in the plan in the form attached as an exhibit to the Proxy Statement, which descriptions are incorporated herein by reference. Such descriptions are qualified in their entirety by reference to the complete terms and conditions of the 2008 Plan, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.
Forms of Incentive Stock Option Agreement, Nonstatutory Stock Option Agreements and Restricted Stock Option Agreement under the 2008 Plan
     On June 4, 2008, upon the stockholder’s approval of the 2008 Plan, the Board of Directors of the Company adopted, the following forms of agreement for evidencing awards made under the 2008 Plan:
     • Form of Incentive Stock Option Agreement, which is included as Exhibit 10.2 to this Current Report on Form 8-K;
     • Form of Nonstatutory Stock Option Agreement, which is included as Exhibit 10.3 to this Current Report on Form 8-K.
     • Form of Nonstatutory Stock Option Agreement for Non-Employee Directors, which is included as Exhibit 10.4 to this Current Report on Form 8-K; and
     • Form of Restricted Stock Agreement, which is included as Exhibit 10.5 to this Current Report on Form 8-K.
Employee Stock Purchase Plan
          On March 18, 2008, the Board of Directors of the Company approved, subject to stockholder approval, an increase in the number of shares available for issuance under the Company’s 1995 Employee Stock Purchase Plan, from 125,000 to 250,000 shares. Additional information regarding the 1995 Employee Stock Purchase Plan, as amended can be found on pages 20 through 22 of the Company’s Proxy Statement under the heading “Proposal Four – Increase in Number of Shares Authorized for Issuance Under the 1995 Employee Stock Purchase Plan.” Such description is qualified in its entirety by reference to the complete terms and conditions of the 1995 Employee Stock Purchase Plan, as amended, a copy of which is included as Exhibit 10.6 to this Current Report on Form 8-K.
Item 3.02   Unregistered Sales of Equity Securities.
          On June 5, 2008, the Company issued 2,438 shares of its common stock to the holders of common stock purchase warrants upon the exercise of those common stock purchase warrants for exercise prices of $8.00 per share and $5.84 per share. As a result of the foregoing warrant exercises, the Company issued more than 1% of its outstanding shares of common stock in unregistered transactions upon exercises of warrants since the last periodic report that it filed with the Securities and Exchange Commission.
          Including the issuance of the 2,438 shares referred to above, since the last periodic report it filed, the Company has issued a total of 228,694 shares of its common stock in unregistered sales of its equity securities, all of which were issued to holders of warrants in connection with the exercise by such warrant holders of outstanding Company common stock purchase warrants. The Company issued the 228,694 shares for the following consideration:
•	19,576 shares were issued upon payment of a warrant exercise price of $5.84 per share;

•	53,297 shares were issued upon the payment of a warrant exercise price of $8.00 per share; and

•	155,821 shares were issued pursuant to the cashless exercise provisions of the warrants through the surrender of the right to purchase 185,394 shares.
          The Company received approximately $0.5 million of cash proceeds in aggregate upon the exercise of the foregoing warrants.
          The issuances of shares of the Company’s common stock upon exercise of outstanding warrants described above were exempt from registration under the Securities Act of 1933 pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder as not involving a public offering. The shares of common stock issued by the Company upon these warrant exercises have been registered for resale by the holders under the Company’s Registration Statement on Form S-3, File No. 333-109630.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
          The information in Item 1.01 above is incorporated herein by reference.
Item 9.01:   Financial Statements and Exhibits
(d) Exhibits
10.1	2008 Stock Incentive Plan

10.2	Form of Incentive Stock Option Agreement for grants under 2008 Stock Incentive Plan

10.3	Form of Nonstatutory Stock Option Agreement for grants under 2008 Stock Incentive Plan

10.4	Form of Nonstatutory Stock Option Agreement for grants to Non-Employee Directors under 2008 Stock Incentive Plan

10.5	Form of Restricted Stock Agreement for grants under the 2008 Stock Incentive Plan

10.6	1995 Employee Stock Purchase Plan, as amended

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: June 10, 2008	By:	/s/ LOUIS J. ARCUDI, III
Louis J. Arcudi, III
Chief Financial Officer